Exhibit 99.1

Conference Call Transcript

VVUS – Q4 2006 Vivus Earnings Conference Call

Event Date/Time: Mar. 02. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Tim Morris

VIVUS, Inc. - CFO

Leland Wilson

VIVUS, Inc. - President, CEO

Peter Tam

VIVUS, Inc. - SVP Product and Corporate Development

CONFERENCE CALL PARTICIPANTS

Victor Lau

Wachovia Securities - Analyst

Ilya Kravets

Rodman & Renshaw - Analyst

Ken Trbovich

RBC - Analyst

Steve Sullivan

Horizon Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2006 VIVUS earnings conference call. My name is Fab, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to Mr. Tim Morris, Chief Financial Officer. Please proceed sir.

Tim Morris  – VIVUS, Inc. - CFO

During the course of this conference call VIVUS may make projections or other forward-looking statements regarding future  events, or the future financial performance of the Company. We wish to caution you that such statements are just predictions, and that actual events or results may differ materially. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005, and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland Wilson  – VIVUS, Inc. - President, CEO

Good morning, and thank you for joining us today. In today’s call I will touch on some of the highlights and accomplishments for the year. And Peter Tam well give an update on each of our clinical programs.

In addition, I had asked Peter to comment on the latest guidelines from the FDA on developing products for the treatment of obesity. He will also comment on a recent study published in Circulation. This study provides further evidence that the transdermal delivery of estrogen is safer than oral conjugated equine estrogens. Tim Morris, our CFO, then will review the financial results for the quarter and the year.

First the highlights from the year. 2006 in many ways was a transformational year for VIVUS. We announced a significant new development program in Qnexa, our oral treatment for obesity. We also made great strides with EvaMist, our metered dose transdermal estradiol spray, to include obtaining excellent Phase III data and submitting the NDA. We also strengthened our corporate infrastructure through key management additions, and strategic financings with some of the better health care institutional investors.

For Qnexa in May 2006 we released positive results from our Phase II study conducted at Duke University Medical Center. In this study patients on Qnexa achieved a placebo-adjusted weight loss of 20.3 pounds at week 24. In addition, more than 80% of the patients on Qnexa lost at least 5% of their total weight, and more than 50% of the patients lost more than 10% of their total body weight. This weight loss with Qnexa had not yet plateaued at week 24. Qnexa was well-tolerated, with 92% of the patients on Qnexa completing the trial.

In October Dr. Kishore Gadde, our principal investigator, presented results of our Phase II clinical trial at the North American Association for the Study of Obesity 2006 Annual Scientific Meeting. This was a first time the data from the Duke study was presented at a scientific meeting. In addition to the weight loss data previously presented for Qnexa, Dr. Gadde presented data on the trial’s secondary endpoints.

Results of these data indicate that Qnexa was associated with a significant reduction in waist circumference, as well as significant reductions in triglycerides, blood pressure and cholesterol. These findings give comfort that Qnexa may prove to be – to offer benefit in the treatment of factors associated with metabolic risk.

Qnexa brought a lot of excitement to us in 2006. We also had some important patent information that came around as well. The U.S. Patent and Trademark Office issued our first patent for Qnexa in June of this past year. This patent broadly covers Qnexa and its use in the treatment of obesity. The term of this patent extends into 2019. Qnexa is also the subject of multiple additional U.S. and foreign patent applications.

Another important accomplishment in 2006 has been the progress we have made with EvaMist. As a reminder, we licensed the rights to EvaMist in 2004. In less than three years we have completed Phase III development and submitted an NDA.

As a reminder, EvaMist is a small hand held simple-to-use spray that is designed to provide an easy and convenient means to deliver a preset dose of estradiol via the skin, without contact with the hand. EvaMist is fast drying, nonirritating, and invisible after application. Studies have shown that once administered, EvaMist’s formulation is not affected by washing, and does not transfer to other people. EvaMist is easily administered and can be titrated as one, two or three sprays.

Recently a very germane and important study was published in Circulation. Results from this study give strong support to the belief that the most significant adverse events in the WHI study is due to the oral route of delivery of the medication, and is not present in patients when transdermal delivery of the product is used.

Peter will give more information on this in just a moment. But the bottom line is that in this study oral estrogens produced a fourfold greater risk of developing blood clots over non-users. Importantly, transdermal estrogens had no increased risk of producing blood clots over non-users.

On the management front in November 2006 VIVUS appointed CJ Wang, Ph.D., as Vice President of Business Development. In this position CJ will be responsible for establishing development cooperations and commercialization partners for VIVUS’ late stage products. CJ brings nearly 17 years of experience in the pharmaceutical and biotechnology industry, most recently as Vice President of Business Development for Abmaxis Inc., a private company that was recently acquired by Merck & Co. We would like to welcome CJ to our team and look forward to his success.

On the financing front, we raised a total of $45 million in 2006. These offerings were done at market, but more importantly, were able to include in the offerings a select list of high-quality health care investors, including OrbiMed, Caxton Advantage and Franklin Templeton. All of these funds have extensive experience in health care investing, and after several months of due diligence decided to invest in VIVUS and our future.

I will now turn the call over to Peter Tam, who give us an update on our clinical programs.

Peter Tam  – VIVUS, Inc. - SVP Product and Corporate Development

I will now review each of VIVUS’ four clinical programs, Qnexa, EvaMist, testosterone spray, and avanafil. Once I had given you an update on the status, I will set out the goals for the main value drivers in 2007, which are Qnexa and EvaMist.

Qnexa is our proprietary treatment for obesity. Before I give you an update, let’s recap what the FDA asked us to do prior to initiating the pivotal Phase III studies. In our past meetings with the FDA they requested that we conduct genotoxicity studies on phentermine and three-month tox studies on Qnexa.

I’m pleased to report that all of the pre Phase II tox studies have been completed. These animal studies include standard toxicology evaluations in two species. Based on the results of these studies, there does not appear to be any toxicity associated with Qnexa. In addition, the genotox studies were negative. The studies have been submitted to FDA for review.

On the formulation front, development work for a controlled release once-a-day formulation of Qnexa is proceeding according to schedule. We will be scaling up manufacturing for Phase III studies next month.

On the regulatory front, we have requested a formal end of Phase II meeting with FDA, and a meeting has been scheduled for the second quarter of this year. As you may recall, we held a Type C guidance meeting with FDA last year as an informal end of Phase II meeting to discuss extensively our proposed Phase III studies, the study design, the number of patients, and the clinical endpoints for our Phase III program. The FDA provided clear guidance during that meeting.

Our main objective for this upcoming end of Phase II meeting is to confirm the Phase III development program for Qnexa. The end of Phase II meeting would also enable us to submit our Phase III study protocols for a special protocol assessment.

Pending final agreement with FDA for our Phase III protocols, and the successful completion of our manufacturing scale up process, we expect to initiate our Phase III clinical program for Qnexa in the second half of 2007.

Before I move onto the other programs, I want to take a few moments to comment on the new FDA guidance document for obesity products in development. We have reviewed these new guidance in relation to the Phase III program that we have developed together with the FDA. Overall our development program for Qnexa is in line with the new revised obesity guidance.

Consistent with our previous discussions with the agency, and on the strength of our positive Phase II data, we believe we have met the Phase II requirements specified in the new guidance. For example, the guidelines state that prior to initiating Phase III studies the product should demonstrate a weight loss effect using primary endpoints that show a change in percent body weight and the proportion of patients that lose 5% or more of their baseline body weight.

In our Phase II trial, on an intent to treat basis patients on Qnexa lost 25.1 pounds in 24 weeks, as compared to 4.8 pounds on placebo over that period. The percent of patients that lost 5% or greater of their baseline body weight was 82% as compared to 14% for those on placebo. Both of these endpoints were highly statistically significant.

Our study design and endpoints for the Phase III program also are in line with the new guidelines. With respect to the size of the program, we will likely increase patient enrollment by approximately 20% pending final agreement with FDA.

The new guidance also provided meaningful efficacy benchmarks. A product can be considered effective for weight management if, after one year of treatment, either the difference in mean weight loss between the active and placebo groups is 5%, or the proportion of patients who lose more than 5% of baseline body weight in the active group is at least 35%, and is approximately double the proportion in the placebo group.

To put this into context, the Phase II Qnexa results satisfy both of these requirements. The difference in mean weight loss between the active and placebo groups was 8.7%. The proportion of patients who lost greater than 5% of baseline weight on Qnexa in 24 weeks, not one year, was 82%, which well exceeds the suggested threshold of 35% at one year.

The new FDA guidance also suggests that to allow for a true intent to treat analysis, sponsors should obtain weight measurements near the calendar dates at which early dropouts were expected to complete the trial. Our clinical group has already anticipated this and has incorporated procedures to obtain follow-up weight measurements at one year for patients who withdraw early from the study.

The new guidance, as well as the past guidance, recommend that a measure such as DEXA, or dual energy X-ray absorptiometry, or a suitable alternative, be included to ensure that weight loss is a result of loss of fat, not lean body mass, in a representive sample of study subjects.

We plan to include such measurements in a substudy of our Phase III program, or in a separate study, a small study for this very purpose. This is a well-accepted measurement to assess changes in body composition due to weight loss. In fact, a DEXA scan study of topiramate conducted by J&J in obese diabetic patients has demonstrated that weight loss was associated with significant loss of body fat.

We want to be clear that our plan to conduct DEXA measurements is solely for the purpose of demonstrating changes in body composition in accordance with the FDA’s guidance, and nothing more as some may have recently suggested.

The guidelines also include a recommendation and benchmarks for developing combination products such as Qnexa. The FDA suggests that fixed dose combination that demonstrates at least twice the weight loss than the individual active components will be viewed more favorably than combinations that do not meet such requirement.

For Qnexa, this recommendation has been satisfied in Phase II clinical trial. Although not a requirement, Qnexa had a more than doubling of placebo subtractive weight loss as compared to the individual components. The placebo subtracted mean weight loss for Qnexa was 8.7%. Topiramate alone was 4.2%, and phentermine alone was 2.6%. We believe this magnitude of weight loss will bode well for the product in the future.

These are our views of Qnexa vis-a-vis the new guidance document for obesity treatment. That being said, please keep in mind that although our Phase III clinical trials have been discussed with the FDA, and we believe our development program is in line with the new guidance document, we have yet to finalize the program with the agency in the upcoming end of Phase II meeting.

Qnexa remains of high interest for clinicians. As such, we have submitted the Phase II data to various scientific conferences in the U.S. and internationally. We have also analyzed the historical database from Dr. Najarian’s clinical practice to determine the longer-term effects of this combination treatment on obese patients with diabetes, hypertension, dyslipidemia and/or other comorbidities. Data from these patients have been reviewed and analyzed, and abstracts have been submitted for presentation. Pending acceptance, we will release the data and share the results with you later this year.

Qnexa in our view represents a true breakthrough advancement for obesity treatment. Based on the current data with regard to the degree of weight loss, the high rate of patient retention, and the positive effects on comorbidities such as dyslipidemia, hypertension and diabetes, 2007 will be a very exciting year as we move into Phase III development for this unique oral therapy.

Lastly, I will provide a brief update on the other three products in our development pipeline. For EvaMist, as Lee mentioned earlier, the FDA accepted our NDA in December of last year. Based on the types of questions from the FDA, we believe the review is progressing very well.

For EvaMist, as Lee mentioned earlier, the FDA accepted our NDA in December of last year. Based on these questions, we believe the review is moving very well, and EvaMist is a transdermal product for delivering estradiol.

Besides this proven safety and efficacy demonstrated in our Phase III trial, we have always held the belief that transdermal estrogen is much safer than oral estrogen, such as conjugated equine estrogen. A recent study published in Circulation confirms our belief. The study was entitled, Estrogen and Thromboembolism Risk Study, or the ESTHER study, is a multicenter case controlled study that was conducted between 1999 to 2006 in France over eight study centers.

As Lee reported, oral estrogen resulted in a fourfold greater risk for venous thromboembolism than non-users. The odds ratio was 4.2. For transdermal estrogen there was no increase risk for venous thromboembolism. As you may recall from the WHI estrogen alone study, the only negative outcome was the venous thromboembolism event that was increased associated with oral estrogen. These data confirms our belief that transdermal estrogen is safer than oral estrogen.

For our testosterone spray, our treatment for Hypoactive Sexual Desire Disorder in women, we submitted our response to the FDA’s comments on our Special Protocol Assessment request. We have a planned meeting with them before the end of the first quarter this quarter. We will hopefully be in a position to provide an update during the second quarter conference call.

For avanafil, our PDE5 inhibitor being developed for the treatment of male erectile dysfunction, we have received a response to our previously submitted Special Protocol Assessment request. The FDA’s recommendations were very minor, and we’re making the requested changes to the Phase III protocol for resubmission.

These are the ongoing R&D activities at VIVUS, and I look forward to sharing more with you during the next conference call. I will now turn the call over to Tim to discuss the financial results.

Tim Morris  – VIVUS, Inc. - CFO

I would now like to give you an update on the financial results for the full year ending December 31, 2006. Total revenues for the year were $17.2 million. This compares to $14.7 million in revenues for 2005. The net loss for 2006 was $21.7 million, or $0.45 per share. This is lower than the net loss reported last year of $24.5 million, or $0.57 per share. The lower net loss in 2006 is primarily due to higher domestic product revenue and an overall reduction in spending for clinical activities.

The expense for FAS 123R, a non-cash charge, was $2.1 million, suggesting an even lower net loss for 2006 as compared to 2005 on a cash basis. VIVUS had cash, cash equivalents and available for sale securities of $58.9 million at the end of the year, an increase and $31.9 million from the end of the year in 2005. The increase in cash balance is due to the equity offerings that Lee previously mentioned.

Given the number of variables that will impact cash burn in 2007 including, but not necessarily limited to, the upcoming end of Phase II meeting with the FDA for Qnexa, its potential impact on the timing, design, scope and size of the pivotal Phase III program, the scale up of the final formulation for the Phase III Qnexa clinical trials, the final cost estimates for the trials and the potential approval, and our comments from the FDA on the previously submitted New Drug Application for EvaMist, it is challenging to give a meaningful forecast of our total cash use for all of 2007.

However, the timing of cash needs for the most cash intensive items, it will most likely occur in the second half of 2007. And we feel comfortable providing cash burn guidance for the first half in the range of $10 million to $12 million, which at this rate would result in a pro forma cash balance at the end of June of approximately $47 million to $49 million.

Worldwide product revenues from the sales of MUSE were $16.7 million in 2006, an increase of $2.2 million from $14.5 million reported in 2005. The increase in revenues in 2006 is mainly due to increases in both domestic prices and volume, partially offset by decreases in international shipments.

Domestic demand for MUSE at the retail and government levels remain consistent with prior periods, averaging approximately 200,000 units per quarter, although retail demand has been trending up. Similar to prior years, wholesalers made purchases in the fourth quarter that were greater than the current demand. Based on the fourth quarter demand of MUSE, we estimate purchases made by wholesalers in the fourth quarter of 2006 represent approximately three to four months of excess demand. Given the stabilization of the demand, and the strategic buying in the fourth quarter, we anticipate worldwide revenues of MUSE in 2007 will remain consistent with those seen in 2006.

From an Investor Relations perspective, to date in 2007 we have been invited to present, and have presented at the Wachovia First Annual Health Care Conference in Boston in January, the Bio CEO Conference in New York in February, and the Susquehanna Health Care Conference yesterday in New York City. Upcoming conferences and presentations include the Cowen Health Care Conference in March in Boston, the CIBC Annual Biotechnology and Specialty Pharmaceutical Conference in New York City in April, and the Rodman & Renshaw Global Healthcare Conference in Monaco in May.

We would now like to open the call up to questions. And then we will turn it back to Leland for a final wrap up.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Victor Lau, Wachovia Securities.

Victor Lau  – Wachovia Securities - Analyst

Can you share with us what is the dose concentration of EvaMist? In other words, how much estrogen is delivered per spray? And secondly, just the share count for the quarter? Thanks.

Leland Wilson  – VIVUS, Inc. - President, CEO

This is Lee. I will take the first part of it. Clearly we have submitted the NDA, and that is part of the discussions with the FDA. So I would like to hold off until we have the final go-ahead from them. It is not as transparent as you might think it is, because there is some pretty fine calculations that have to be done, including such things as clearance rates and things of this nature. So let’s just wait until the FDA give us the final go-ahead on that. I would say this, that it is an ultra low dose on the one spray formulation, and increasing obviously proportionately to the two and three spray.

Victor Lau  – Wachovia Securities - Analyst

And the share count?

Tim Morris  – VIVUS, Inc. - CFO

Yes, we ended the year with approximately 58,144,000 shares outstanding.

Operator

Ilya Kravets, Rodman & Renshaw.

Ilya Kravets  – Rodman & Renshaw - Analyst

Congratulations on a great year and a great quarter. Just a couple of questions on Qnexa. Given that you’re ready for scale up to start next month, are we to assume that the once-a-day controlled release formulation has been decided on, and you are ready with one final formulation to go with – ahead with to the FDA?

Peter Tam  – VIVUS, Inc. - SVP Product and Corporate Development

Yes, this is Peter. Yes, the formulation as we said, we’re planning to scale up next month. We may need to make some minor modifications or slight tweaks for the purpose of optimizing the manufacturing, but yes, we’re making good progress there.

Ilya Kravets  – Rodman & Renshaw - Analyst

Great. Then just on clinical development for some of the other product, do you currently plan to start and conduct clinical trials for products other than Qnexa during this year?

Leland Wilson  – VIVUS, Inc. - President, CEO

It depends a lot about what progress we make with the FDA. For example, testosterone, we’re anxious to what our response is back from them. We feel that we’re very, very close to reaching agreement. With that in hand, then we will be faced with the decision of how and when to start the Phase II clinical program.

Ilya Kravets  – Rodman & Renshaw - Analyst

If the FDA gives you a go-ahead, your plan is to start the Phase III yourselves?

Leland Wilson  – VIVUS, Inc. - President, CEO

Always when you’re dealing with starting Phase III with the FDA, they may have some additional pre-Phase III trials that we may be required to do. I don’t see them at this point. But the other thing is we have said in the past too that we’re going to use somebody else’s money to do the Phase III program for testosterone. And we have had continuing discussions along that front. And as we have said previously, the major issue here is to get the FDA to buy off on a Phase III safety program. When we get that done then we will just have to take next steps that hopefully we have well-planned for.

Ilya Kravets  – Rodman & Renshaw - Analyst

Great. And lastly on EvaMist. What is the current plan for commercialization of this drug?

Leland Wilson  – VIVUS, Inc. - President, CEO

We’re looking at all strategic alternatives in that area, and so we do have opportunities, but let’s hold off on a comment on that until a further time point.

Operator

Ken Trbovich, RBC.

Ken Trbovich  – RBC - Analyst

I’m actually going to follow-up on Ilya’s question with regards to the once-a-day. Peter, I know you are saying you’re trying to tweak with regard to scale up. But I guess the question we are all looking for is, does that mean that you have now seen the targeted controlled release profile that you want, and that that is what you’re describing when you discuss the scale up? Or are we talking about still waiting for some additional details on the targeted profile?

Peter Tam  – VIVUS, Inc. - SVP Product and Corporate Development

No, we are seeing the targeted formulation profile.

Ken Trbovich  – RBC - Analyst

Just I guess, Leland, to follow-up on your comment with regard to the safety questions on the testosterone side, I guess as we hear you describe going back to the FDA for a SPA on Qnexa, are there specific questions, do you think, that are still as yet unanswered by the guidance document with regard to safety requirements for Qnexa that might cause that SPA discussion to linger throughout the year?

Or another way of putting it is, just how confident are you that you’ll be in a position to start those Phase IIIs in the back half of the year?

Leland Wilson  – VIVUS, Inc. - President, CEO

The answer to your first question is, no, I don’t think there’s anything. And I’m very confident.

Operator

(OPERATOR INSTRUCTIONS). Steve Sullivan, Horizon Management.

Steve Sullivan  – Horizon Management - Analyst

Lee, I was just curious. Does avanafil a must-have, or would you consider alternatives?

Leland Wilson  – VIVUS, Inc. - President, CEO

I’m not sure what you mean by – a must-have for our future?

Steve Sullivan  – Horizon Management - Analyst

Yes.

Leland Wilson  – VIVUS, Inc. - President, CEO

It is a very nice question. I hadn’t quite put it that way. Clearly we believe in avanafil. It is kind of interesting, we were just looking over the profile the other day for avanafil. We have accomplished so much with that, both on a clinical side and on the CMC side. And it has wonderful characteristics. As you know, the most selective product in its class, etc.

Our biggest challenge has been – in finding a corporate partner for that has been the whole concept of competitiveness in that marketplace. Now we also found it very interesting the kind of money that Lilly was willing to pay for Cialis from ICOS. And so they – as a kind of a validation of the value in that marketplace.

Now, and in addition to that, I don’t think the story has been fully told yet on PDE5 inhibitors. There is work that has been going on, for example, pulmonary hypertension. And there are several other indications, such as BPH, etc. So where we find ourselves is in a place here with, I think, best-in-class molecule in a very exciting development area.

And the market for ED, as you probably have seen, is starting to turn around again, and starting to grow again. So it is – a lot of promising areas there. But we have not been able to execute on delivering a partner for that, but we’re still working very aggressively on that front.

Steve Sullivan  – Horizon Management - Analyst

Is ALISTA dead?

Leland Wilson  – VIVUS, Inc. - President, CEO

ALISTA has dropped back to formulation development work. So I would – we’re not talking about it until we have some lead on separating the affects of the formulation on the endpoint in the clinical trials, and that is increase in arousal. Clearly our placebo had a very high response rate in our last Phase II program.

Steve Sullivan  – Horizon Management - Analyst

Thank you.

Leland Wilson  – VIVUS, Inc. - President, CEO

Okay, is there any more?

Operator

There are no further questions at this time.

Leland Wilson  – VIVUS, Inc. - President, CEO

Okay, thanks so much. I would just say in closing here that having been obviously part of the founding of the Company, and having gone through, what now, 16 years of working with you and with VIVUS, I have seen the roller coaster ride from the ups through the MUSE years, and the downs in the post Viagra era, to the rebuild of the pipeline and bringing onboard a most exciting product in Qnexa in 2006.

I can tell you that through all that we have kept the faith. and really believed in the people here in this Company. And I would tell you it is so rewarding, the people that have stayed and worked, and the quality of people that we have been able to put together in this program, it is very rewarding to a CEO.

In addition, I can tell you without question that the excitement level is building dramatically in 2006, and we expect to continue that in 2007. With your support, we’re going to – we have a wonderful year ahead with an NDA for EvaMist, a product which will surprise all of you, and obviously getting started on our Phase III program for Qnexa.

So it is proving to be a wonderful year. And I’m so appreciative of the people that we have here, and your support as well. So thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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